UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
February 3, 2015

ORRSTOWN FINANCIAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-34292	23-2530374
(State or other jurisdiction of incorporation)	(SEC File Number)	(IRS Employer Identification No.)

77 East King Street, P.O. Box 250, Shippensburg, Pennsylvania		17,257
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (717) 532-6114
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ORRSTOWN FINANCIAL SERVICES, INC.
INFORMATION TO BE INCLUDED IN THE REPORT
Section 7 – Regulation FD

Item 7.01.	Regulation FD Disclosure.

On February 3, 2015, members of the executive management team, including Thomas R. Quinn, President and Chief Executive Officer, David P. Boyle, Executive Vice President and Chief Financial Officer and Jeffrey M. Seibert, Executive Vice President and Chief Operating Officer, gave presentations to investors and other interested parties. A copy of the presentation is being furnished herewith as Exhibit 99 and is incorporated by reference. In addition to remarks on the slides, additional items highlighted by the management team with the audience included the following:

•	Orrstown Financial Services, Inc. (the “Company”) and Orrstown Bank (the “Bank”) recently had a safety and soundness examination completed. Management believes the examination went well.

•
Once the Bank and Company have satisfied all requirements of the Federal Reserve Bank of Philadelphia’s Written Agreement and Pennsylvania Department of Banking and Securities Memorandum of Understanding (“MOU”), it believes it will benefit in lower expenses of approximately $1.0 million to $1.5 million through lower FDIC assessments, professional service fees, and problem asset remediation costs. The realization of these lower costs may take 9-12 months, and the Company expects to redeploy these funds to increase revenues. Management’s goal is to improve on its efficiency ratio, which it hopes it can lower to 70% - 75% in the next 24 - 36 months.

•
The Bank and Company’s capital ratios are well in excess of minimum capital requirements, and the Bank’s ratios are well in excess of those to be considered well capitalized. Strong capital ratios allow the Company to look at ways to redeploy capital to enhance returns to shareholders.

In no particular order, options to redeploy capital include, but are not limited to, restoring a cash dividend to shareholders and/or a potential share buy-back program once the Consent Order and MOU are lifted, and explore merger and acquisition (M&A) opportunities that may be available. M&A opportunities must be accretive to earnings per share and have a reasonable tangible book value earn back period. Although most M&A opportunities that management would consider would be of institutions smaller than the Company, it is not opposed to a merger of equals if the right deal presents itself and would provide a favorable returns to shareholders.

The information contained in Items 7.01 and 9.01 of this Current Report is being furnished pursuant to Regulation FD, and shall not be deemed ‘filed’ for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended.
Cautionary Note Regarding Forward-looking Statements:

This Current Report on Form 8-K may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, including, without limitation, statements related to management’s belief as to the results of our recent examination, our ability to lower expenses once we have satisfied the requirements of the Written Agreement and MOU, the timing of when these expense savings may be realized, our ability to lower our efficiency ratio, and our intentions to redeploy capital either through dividends, share buy-back program, or M&A opportunities. Actual results and trends could differ materially from those set forth in such statements and there can be no assurances that management’s belief as to the results of our recent examination, that we will be able to lower expenses once we have satisfied the requirements of the Written Agreement and MOU, as to the timing when expense savings may be realized, that we will be able to lower our efficiency ratio, or that we will be able to redeploy capital either through dividends, share buy-back program, or M&A opportunities. Factors that could cause actual results to differ from those expressed or implied by the forward looking statements include, but are not limited to, the following: ineffectiveness of the Company's business strategy due to changes in current or future market conditions; the effects of competition, including industry consolidation and development of competing financial products and services; changes in laws and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; interest rate movements; changes in credit quality; volatilities in the securities markets; deteriorating economic conditions; and other risks and uncertainties, including those detailed in Orrstown Financial Services, Inc.'s Form 10-K for the fiscal year ended December 31, 2013 and Form 10-Qs for the quarters ended September 30,

2014, June 30, 2014 and March 31, 2014 under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” and in other filings made with the Securities and Exchange Commission. The statements are valid only as of the date hereof and Orrstown Financial Services, Inc. disclaims any obligation to update this information.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99	Investor Presentation – February 3, 2015

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ORRSTOWN FINANCIAL SERVICES, INC.

Date: February 5, 2015	By:	/s/ David P. Boyle
David P. Boyle
Executive Vice President and Chief Financial Officer (Duly Authorized Representative)